UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GrafTech International, Ltd.

(Name of Registrant as Specified In Its Charter)

Nilesh Undavia

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nilesh Undavia issued the following statement on March 12, 2024:

An Open Letter to Shareholders of GrafTech International Ltd.

Dear Fellow GrafTech Shareholders:

Nilesh Undavia, together with affiliates (collectively, “Nilesh Undavia” or “we” or “I”), beneficially owns approximately 5.9% of the outstanding shares of common stock of GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”), making us one of the Company’s largest shareholders.

Beginning in December 2023, we began to privately engage with the Company. In those meetings, we clearly expressed concerns with the Company’s performance. Our frustration is with the CEO search process which now has been ongoing for almost six months with no update; and most importantly, the Board’s abject failure to provide the necessary management oversight which has resulted in massive shareholder value destruction. Despite our good faith efforts to engage constructively, the Company has been dismissive of our concerns. The Company appears to have been rudderless during a period of crisis.

We strongly urge shareholders to begin a careful evaluation of the performance of the Company’s Board and management and in so doing, consider the following issues:

Shareholder Value Destruction

Shareholders have suffered tremendously under the questionable leadership of GrafTech’s management and Board. Since the Company’s IPO in 2018, almost 90% of shareholder value has been destroyed. We believe that such dismal performance indicates an ineffective board that has failed to provide diligent and necessary oversight of the management team throughout its tenure.

More importantly, we believe the Board and management team can no longer be entrusted with making value-creating decisions. Indeed, the track record of deficient Total Shareholder Return (TSR) cannot be ignored and is directly attributable to failed oversight and leadership.

Total Shareholder Return

	1-year	3-year	5-year	Since EAF IPO
Proxy Peer Median	16.7%	23.4%	63.5%	70.5%
Pure Play Median	53.6%	(7.9%)	(23.9%)	(32.4%)
Russell 3000	33.5%	28.9%	93.3%	102.5%

GrafTech	(65.9%)	(86.0%)	(85.4%)	(86.0%)

Better/(Worse) than Proxy Peer Median	(82.6%)	(109.4%)	(148.8%)	(156.5%)
Better/(Worse) than Pure Play Peer Median	(119.5%)	(78.0%)	(61.5%)	(53.5%)

Source: FactSet data as of 03/11/2024. Returns in USD. Proxy Peers based on Compensation peers listed in the 2023 Proxy Statement. Pure Play Peers include: Tokai Carbon, Resonac Holdings, HEG Limited and Graphite India Ltd.

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Source: FactSet data as of 03/11/2024. IPO date 04/19/2018

Deteriorating Financial Performance

GrafTech’s dismal TSR trend largely reflects the Company’s deteriorating financial performance. Since 2019 (the first full year after the IPO), GrafTech’s Revenue has declined by 65% and Adjusted EBITDA has collapsed by 98%. Yet, the Board and management appear to have no credible strategy or plan to address the underlying failures of the core business.

Source: 10-K

Corporate Governance

We believe the Company's core problem has been its poorly constituted board, which has been unable and is ill-equipped to conduct the oversight necessary to create value for shareholders. Currently, the board has only one director out of seven total members1, with outside experience in the steel industry that GrafTech serves. All of the remaining board members appear to lack relevant and transferrable expertise specific to GrafTech.

1 Source: Board of Directors listed on GrafTech’s website as of 3/12/2024

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In addition to being poorly constituted, the Board has been in a constant state of disarray. Since the start of 2023, five directors have either resigned from the Board or have failed to be nominated for reelection2. As the company continues to deploy a classified board structure, which limits shareholders’ ability to annually hold the entire board accountable, the few directors that actually stood for election at last year’s annual meeting, received dismal support from shareholders:

•	over 20% of the shares voted were cast against Director Jean-Marie Germain, and
•	over 30% of the shares voted were cast against Chair Henry Keiser.

Despite the Company’s dismal stock performance and shareholder dissatisfaction, board compensation continues to rise. In December 2022, the Nominating and Corporate Governance Committee and Board increased total director compensation from $150,000 to $200,000 annually effective January 1, 2023. Moreover, none of the current directors have any significant ownership interest in the Company. Given these governance shortcomings, we believe shareholders are being served by directors who are clearly not significantly vested in the Company’s success.

In contrast, as an almost 6% holder of the stock, I have significant skin in the game. I believe the Company would benefit from adding a shareholder representative like myself to the Board, someone with deep industry expertise and intently focused on improving the Company’s performance, thus creating value for ALL investors.

Concerns Regarding the CEO Search Process

GrafTech’s declining sales, plummeting share price, and ongoing class action lawsuits, demand a credible permanent CEO with deep industry experience. Finding that person should be the highest priority for the Board. Unfortunately, the incumbent board has already demonstrated its inability to select the right CEO and oversee executive performance. Consider the following:

•	The prior CEO, Mr. Marcel Kessler, lacked any sort of relevant industry experience;
•	On September 28, 2023, Mr. Kessler announced that he would resign for personal reasons after little more than a year following his appointment on July 1, 2022;
•	Yet, Mr. Kessler inexplicably continues to serve as a member of the board that is responsible for choosing his successor;
•	The Board has provided no update on a CEO search since the departure of the prior CEO almost six months ago; and
•	As evidenced by the elevation of the former CFO (Timothy K. Flanagan) to an interim role as CEO, the Board did not have a CEO succession plan in place.

Among GrafTech's many challenges, the need to restore and deepen customer relationships is paramount to regaining industry market share and leadership. In that context, the ideal CEO should be someone with a proven track record of building successful customer relationships, and Mr. Flanagan does not meet that requirement.

2 Source: Company filings. Includes Brian L Acton, Leslie D. Dunn, David Gregory, Denis A. Turcotte, and Catherine L. Clegg.

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Conclusion

GrafTech can have a bright future, but that will not happen unless it has the right Board and leadership.

We look forward to continuing to engage with you in improving GrafTech’s Board composition and positioning the Company for success. We are eager to collaborate with all stakeholders to address these challenges and unlock GrafTech's full potential.

/s/ Nilesh Undavia

Nilesh Undavia

THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES ECHANGE ACT OF 1934. NILESH UNDAVIA, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF FOR ELECTION TO THE BOARD OF DIECTORS AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS.

MR. UNDAVIA INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND FURNISH TO ITS STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF HIS NOMINATION. ANY SUCH PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY PROXY STATEMENT AND OTHER DOCUMENTS THAT MR. UNDAVIA FILES WITH THE SEC THROUGH THE SEC’S WEB SITE AT WWW.SEC.GOV AND FROM MR. UNDAVIA BY WRITING TO HIM AT 115 EAST BOCA RATON ROAD, UNIT 416, BOCA RATON, FLORIDA 33432. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MR. UNDAVIA ARE AVAILABLE IN A SCHEDULE 13D THAT HE FILED ON FEBRUARY 27, 2024 AND WILL BE PROVIDED IN ANY DEFINITIVE PROXY STATEMENT THAT HE FILES, ALONG WITH INFORMATION ABOUT HIS AUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE.

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